EXHIBIT 99.1

SABMILLER AND MOLSON COORS RECEIVE REQUEST FOR ADDITIONAL INFORMATION FROM U.S. DEPARTMENT OF JUSTICE IN CONNECTION WITH PROPOSED JOINT VENTURE

20 November 2007 (London and Denver) — SABMiller plc (SAB.L) and Molson Coors Brewing Company (NYSE: TAP; TSX) today announced that they have each received a request for additional information (commonly referred to as a “second request”) from the Antitrust Division of the U.S. Department of Justice (“DOJ”) regarding the proposed combination of their respective U.S. and Puerto Rican subsidiaries, Miller and Coors, into a joint venture.

The effect of the second request is to extend the waiting period of the Hart-Scott-Rodino Antitrust Improvement Act of 1976 as amended, until 30 days after substantial compliance with the second request, unless that period is extended voluntarily by the companies or terminated sooner by the DOJ.

Leo Kiely, Chief Executive of Molson Coors, said, “The DOJ request for additional information is a normal and customary part of the regulatory review process.  We are cooperating fully with the DOJ’s review and will comply with the second request in a timely manner, and our goal remains to close the transaction by mid-2008.”

Graham Mackay, Chief Executive of SABMiller, added, “SABMiller and Molson Coors are still on track to reach final agreements by the end of 2007 and believe that the MillerCoors joint venture will create a stronger, brand-led U.S. brewer with the scale, resources and distribution platform to compete more effectively in the increasingly competitive U.S. marketplace.”

In addition to reaching final agreements, closing of the transaction is subject to obtaining clearances from the U.S. competition authorities and certain other regulatory clearances and third-party consents as required.  The transaction will require the approval of a majority of Molson Coors’ Class A common and exchangeable shareholders, which is expected to be given at the time of signing the definitive agreements from the Molson and Coors families, who own a majority of such shares.  The transaction does not otherwise require approval by the shareholders of either company.  The Miller business and the Coors business will continue to be conducted separately and in the ordinary course between signing and completion.

Overview of SABMiller

SABMiller plc is one of the world’s largest brewers with brewing interests or distribution agreements in over 60 countries across six continents. The group’s brands include premium international beers such as Miller Genuine Draft, Peroni Nastro Azzurro and Pilsner Urquell, as well as an exceptional range of market leading local brands.  Outside the USA, SABMiller plc is also one of the largest bottlers of Coca-Cola products in the world.  In the year ended 31 March 2007, the group reported $3,154 million adjusted pre-tax profit and revenue of $18,620 million.  SABMiller plc is listed on the London and Johannesburg stock exchanges.

For more information on SABMiller plc, visit the company’s website: www.sabmiller.com.

Overview of Molson Coors

Molson Coors is one of the world’s leading brewers. It brews, markets and sells a portfolio of premium quality brands such as Coors Light, Molson Canadian, Molson Dry, Carling, Coors, and Keystone Light. It operates in Canada, through Molson Canada; in the U.S., through Coors Brewing Company; in the UK, Europe and Asia, through Coors Brewers Limited. For more information on Molson Coors Brewing Company, visit the company’s website, www.molsoncoors.com.

Overview of Miller

Miller produces, markets and sells the Miller portfolio of brands in the U.S.  The Miller business to be contributed to the joint venture (the “Miller Business”) does not include the sales of Miller brands outside the U.S., but does include the sale of other SABMiller brands in the U.S.

Overview of Coors

Coors produces, markets and sells the Coors portfolio of brands in the U.S. and Puerto Rico, which is managed as an integral part of the U.S. business, and also holds 50% interests in the Rocky Mountain Metal Corporation and Rocky Mountain Bottle Corporation joint ventures.  The Coors business to be contributed to the joint venture (the “Coors Business”) will not include the sales of Coors brands outside the U.S. and Puerto Rico.  The business to be contributed does include the sale of other Molson Coors brands in the U.S. and Puerto Rico.

This announcement is for information only and does not constitute an offer or an invitation to acquire or dispose of any securities or investment advice or an inducement to enter into investment activity. This announcement does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire the securities of SABMiller or Molson Coors (the “Companies”) in any jurisdiction.

The distribution of this announcement may be restricted by law. Persons into whose possession this announcement comes are required by the Companies to inform themselves about and to observe any such restrictions.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws, and language indicating trends, such as ”anticipated” and “expected”. It also includes financial information, of which, as of the date of this press release, the Companies’ independent auditors have not completed their review.  Although the Companies believe that the assumptions upon which their respective financial information and their respective forward-looking statements are based are reasonable, they can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Companies’ projections and expectations are disclosed in Molson Coors’ filings with the Securities and Exchange Commission and in SABMiller’s annual report and accounts for the year ended 31 March 2007 and in other documents which are available on SABMiller’s website at www.sabmiller.com. These factors include, among others, changes in consumer preferences and product trends; price discounting by major competitors; failure to realize anticipated results from synergy initiatives; failure to obtain regulatory consents or other third party approvals; and increases in costs generally.  All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Neither SABMiller nor Molson Coors undertakes to update forward-looking statements relating to their respective businesses, whether as a result of new information, future events or otherwise.  Neither SABMiller nor Molson Coors accepts any responsibility for any financial information contained in this press release relating to the business or operations or results or financial condition of the other or their respective groups.

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Contacts

For further information, please contact:

SABMiller / Miller		Tel:	+44 20 7659 0100/ 414 931 2000
Nigel Fairbrass	Media Relations, SABMiller	Mob:	+44 7799 894265

Molson Coors / Coors
Kabira Hatland	Media Relations, Molson Coors	303/277-2555